EXHIBIT 99.1
News Release

Contact:	Mark Pape Chief Financial Officer Affirmative Insurance Holdings, Inc. (972) 728-6481
AFFIRMATIVE INSURANCE ANNOUNCES 2006 SECOND QUARTER RESULTS
ADDISON, Texas (August 9, 2006) — Affirmative Insurance Holdings, Inc. (Nasdaq: AFFM), a producer and provider of personal non-standard automobile insurance, today announced financial results for the quarter and the six months ended June 30, 2006.
Key Financial Results for the Three and Six Month Periods Ended June 30, 2006

	Three months ended June 30,			Six months ended June 30,
	2006	2005	% Change	2006	2005	% Change
		Restated			Restated
	(dollars in millions, except per share data)
Gross premiums written	$65.7	$74.2	-11.4%	$154.5	$179.3	-13.8%
Net premiums written	$68.1	$72.7	-6.3%	$155.2	$176.8	-12.2%
Net premiums earned	$73.8	$77.4	-4.8%	$146.8	$145.4	1.0%
Total revenues	$90.5	$100.5	-10.0%	$182.7	$190.7	-4.2%
Net income	$4.9	$5.9	-16.8%	$11.1	$13.6	-18.5%
Net income per share — diluted	$0.32	$0.36	-11.1%	$0.72	$0.81	-11.1%
Second Quarter Financial Results
In the second quarter of 2006, we had net income of $4.9 million or $0.32 per diluted share, as compared to the net income of $5.9 million or $0.36 income per diluted share for the same period in 2005. Weighted average diluted shares outstanding for the first quarter were 15.4 million compared to 16.4 million for the year-ago period, largely as a result of our acquisition of 2.0 million shares of treasury stock in June 2005 and 302,400 shares in the second quarter of 2006.
Net premiums earned for the three months ended June 30, 2006 were $73.8 million, a decrease of $3.6 million or 4.8% compared to net premiums earned of $77.4 million for the three months ended June 30, 2005. The decrease was primarily due to our reduced levels of gross premiums written in both the current and previous periods. In the second quarter of 2006, our gross premiums written were down 11.4% as compared to the second quarter of 2005.
Net premiums written decreased 6.3% to $68.1 million due to the decline in our gross premiums written.
For the quarter ended June 30, 2006, our loss and loss adjustment expense ratio was 63.8% as compared to 66.1% in the second quarter of the prior year. This improvement reflects favorable loss development in the current period relative to the loss ratios estimated in previous periods.

Although our selling, general and administrative expenses decreased 9.8% to $34.2 million for the second quarter of 2006 from $37.9 million in the comparable period in 2005, our expense ratio increased to 28.1% from 22.2% in the prior year. This increase in our expense ratio reflects the effect of the widely used industry calculation method that offsets our operating expenses (selling, general and administrative expenses and depreciation and amortization) with our other revenues (commission income and fees) in the dividend, with the divisor consisting of only net premiums earned. The revenue from commission income and fees decreased to $14.6 million in the second quarter of 2006 from $21.7 million in the comparable period in 2005 in part as a result of the elimination entries related to our increased retention of business produced. In addition, revenue from commission income and fees has been adversely affected by both the decline in gross premiums written and the change in our corporate strategy during the second quarter that involved the reduction or elimination of the agency fee charged to a customer when a policy is written. This change allows us to offer the prospective customer a more affordable down payment, with the objective of building our sales momentum and gaining new customers.
Our combined ratio (the sum of the loss and loss adjustment expense ratio and the expense ratio) for the second quarter of 2006 was 91.9% as compared to 88.3% for the comparable quarter in 2005.
Year-to-date Financial Results
In the first six months of 2006, we had net income of $11.1 million or $0.72 per diluted share, as compared to the net income of $13.6 million or $0.81 income per diluted share for the same period in 2005. Weighted average diluted shares outstanding for the first six months were 15.4 million compared to 16.8 million for the year-ago period, largely as a result of our acquisition of 2.0 million shares of treasury stock in June 2005 and 301,400 shares in the second quarter of 2006.
Net premiums earned for the six months ended June 30, 2006 were $146.8 million, an increase of $1.4 million or 1.0% compared to net premiums earned of $145.4 million for the six months ended June 30, 2005. The increase was primarily due to our increased retention of gross premiums written in previous periods. In the first six months of 2006, our gross premiums written were down 13.8% as compared to the first six months of 2005
Net premiums written decreased 12.2% to $155.2 million due to the decline in our gross premiums written.
For the six months ended June 30, 2006, our loss and loss adjustment expense ratio was 64.5% as compared to 65.9% in the first six months of the prior year. This improvement reflects favorable loss development in the current period relative to the loss ratios estimated in previous periods.
For the six months ended June 30, 2006, our expense ratio was 25.1% as compared to 20.0% in the prior year. This increase in our expense ratio reflects the effect of the widely used industry calculation method that offsets our operating expenses (selling, general and administrative expenses and depreciation and amortization) with our other revenues (commission income and fees) in the dividend, with the divisor consisting of only net premiums earned. The revenue from commission income and fees included in our consolidated financial statements decreased to $32.1 million in the first six months of 2006 from $42.7 million in the comparable period in 2005 in part as a result of the elimination entries related to our increased retention of business produced. In addition, revenue from commission income and fees has been adversely affected by both the decline in gross premiums written and the change in our corporate strategy during the second quarter as described above.
Our combined ratio (the sum of the loss and loss adjustment expense ratio and the expense ratio) for the first six months of 2006 was 89.6% as compared to 85.9% for the comparable quarter in 2005.
Share Repurchase Program
As previously disclosed, on May 9, 2006, the board of directors approved a share repurchase program for up to $15.0 million of our common stock over the subsequent twelve months. In May and June 2006, we repurchased a total of 302,400 shares of our common stock at an average cost of $13.67 per share.

Restatement
As previously disclosed in our Form 10-K for the year ended December 31, 2005, we restated certain of our previously issued financial statements to correct consolidating elimination entries made in prior periods that were not in conformity with generally accepted accounting principles, and to correct the allocation of commission income and fees among the first three quarters of 2005. The erroneous elimination entries had no effect on reported net income, earnings per share, cash, invested assets or stockholders’ equity, but did have the effect of materially understating gross revenues and expenses and misstating certain assets and liabilities. The restatement of misallocation of commission income and fees among the first three quarters of 2005 reduced commission and fee income by $138,000 ($89,000 after income taxes) for the second quarter of 2005 and $483,000 before income taxes ($312,000 after income taxes) for the six months ending June 30, 2005. The $483,000 before income taxes ($312,000 after income taxes) is reported as commission income and fees in the third quarter of 2005. The previously issued unaudited interim consolidated financial statements for the quarter ended June 30, 2005 have been restated. All financial information in this announcement gives effect to the restatement.

Affirmative Insurance Holdings, Inc.
Consolidated Statements of Operations — Unaudited
(dollars in thousands, except per share data)

	Three months ended June 30,			Six months ended June 30,
	2006	2005	% Change	2006	2005	% Change
		Restated			Restated
Revenues
Net premiums earned	$73,753	$77,441	-4.8%	$146,791	$145,377	1.0%
Commission income and fees	14,552	21,707	-33.0%	32,051	42,702	-24.9%
Net investment income	2,154	1,353	59.2%	4,214	2,610	61.5%
Realized gains (losses)	1	3	NM	(366)	6	NM

Total revenues	90,460	100,504	-10.0%	182,690	190,695	-4.2%

Expenses
Losses and loss adjustment expenses	47,081	51,217	-8.1%	94,733	95,784	-1.1%
Selling, general and administrative expenses	34,194	37,896	-9.8%	66,795	69,822	-4.3%
Depreciation and amortization	1,059	993	6.6%	2,119	2,022	4.8%
Interest expense	1,086	796	36.4%	2,171	1,375	57.9%

Total expenses	83,420	90,902	-8.2%	165,818	169,003	-1.9%

Net income before income taxes, minority interest and equity interest in unconsolidated subsidiaries	7,040	9,602	-26.7%	16,872	21,692	-22.2%
Income tax expense	2,156	3,403	-36.6%	5,676	7,687	-26.2%
Minority interest, net of income taxes	—	326	NM	81	359	-77.4%

Net income (loss)	$4,884	$5,873	-16.8%	$11,115	$13,646	-18.5%

Net income (loss) per common share — Basic	$0.32	$0.36	-11.1%	$0.72	$0.82	-12.2%

Net income (loss) per common share — Diluted	$0.32	$0.36	-11.1%	$0.72	$0.81	-11.1%

Weighted average shares outstanding — Basic	15,321,771	16,218,769	-5.5%	15,376,858	16,530,619	-7.0%
Weighted average shares outstanding — Diluted	15,359,004	16,434,411	-6.5%	15,414,733	16,774,473	-8.1%

Operational Information
Gross premiums written	$65,731	$74,201	-11.4%	$154,480	$179,303	-13.8%
Net premiums written	$68,120	$72,689	-6.3%	$155,178	$176,799	-12.2%
Percentage retained	103.6%	98.0%		100.5%	98.6%

Loss Ratio	63.8%	66.1%		64.5%	65.9%
Expense Ratio	28.1%	22.2%		25.1%	20.0%

Combined Ratio	91.9%	88.3%		89.6%	85.9%

Affirmative Insurance Holdings, Inc.
Condensed Consolidated Balance Sheets
(dollars in thousands, except share and per share data)

	June 30,	December 31,
Assets	2006	2005
Fixed maturities — available for sale	$233,493	$210,273
Short-term investments	251	477

Total invested assets	233,744	210,750
Cash and cash equivalents	25,095	48,037
Fiduciary and restricted cash	32,955	29,689
Premiums and fees receivable	85,597	81,680
Commissions receivable	5,147	2,144
Receivable from reinsurers	24,312	28,137
Deferred acquisition costs	26,944	24,453
Deferred tax asset, net	13,695	14,866
Goodwill and other intangible assets, net	83,694	80,616
Other assets	24,130	23,753

Total assets	$555,313	$544,125

Liabilities and Stockholders’ Equity
Liabilities
Reserves for losses and loss adjustment expenses	136,417	126,940
Unearned premium	102,766	97,344
Amounts due reinsurers	359	8,715
Deferred revenue	27,120	27,101
Notes payable	56,702	56,702
Other liabilities	25,472	27,361

Total liabilities	348,836	344,163

Stockholders’ equity
Common stock	175	175
Additional paid-in capital	159,318	158,904
Treasury stock, at cost	(32,880)	(28,746)
Accumulated other comprehensive income (loss)	(797)	(529)
Retained earnings	80,661	70,158

Total stockholders’ equity	206,477	199,962

Total liabilities and stockholders’ equity	$555,313	$544,125

Notes payable as % of capitalization	21.5%	22.1%
Actual shares outstanding	15,138,382	15,432,557
Book value per share	$13.64	$12.96
Tangible book value per share	$8.11	$7.73

Forward-Looking Statements Disclosure
Certain information in this news release and other statements or materials are not historical facts but are forward-looking statements relating to such matters as future results of our business, financial condition, liquidity, results of operations, plans, and objectives. In connection with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, we provide the following cautionary remarks regarding important factors that, among others, could cause our actual results and experience to differ materially from the anticipated results or other expectations expressed in our forward-looking statements. The risks and uncertainties that may affect the operations, performance, results of our business, and the other matters referred to above include, but are not limited to: general volatility of the non-standard personal automobile and reinsurance markets; the market price of our common stock; changes in business strategy; severe weather conditions; availability, terms and deployment of capital; the degree and nature of competitor product and pricing activity; changes in the non-standard personal automobile insurance industry, interest rates or the general economy; identification and integration of potential acquisitions; claims experience; and availability of qualified personnel.
About Affirmative Insurance Holdings, Inc.
Headquartered in Addison, Texas, Affirmative Insurance Holdings, Inc. is a producer and provider of personal non-standard automobile insurance policies to individual consumers in highly targeted geographic markets. We currently offer products and services in 12 states, including Texas, Illinois, California and Florida.
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